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Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
VERSATA, INC.
at
$0.40 Net Per Share
Pursuant to the Offer to Purchase
Dated December 16, 2005
by
TRILOGY, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON TUESDAY, JANUARY 17, 2006, UNLESS THE OFFER IS EXTENDED.

December 16, 2005

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

        Trilogy, Inc. ("Purchaser") is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Versata, Inc., a Delaware corporation (the "Company"), at $0.40 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated December 16, 2005 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith are copies of the following documents:

          1.     Offer to Purchase dated December 16, 2005;

          2.     Letter of Transmittal to be used by shareholders of the Company in accepting the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used);

          3.     The Letter to Shareholders of the Company from the Chairman of the Board of Directors and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          4.     A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients' instructions with regard to the Offer;

          5.     Notice of Guaranteed Delivery with respect to the Shares;

          6.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7.     Return envelope addressed to Continental Stock Transfer & Trust Company (the "Depositary").

        The Offer is conditional upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that when added to Shares already owned, if any, by Purchaser or V Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser, shall constitute a majority of the then outstanding Shares on a fully diluted basis. The Offer is also subject to certain other conditions contained in this Offer to Purchase. See Section 1 and Section 13 of the Offer to Purchase, which set forth in full the conditions to the Offer.

        Purchaser urges you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, January 17, 2006, unless the offer is extended.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase), an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described under "The Tender Offer—Section 3. Procedures for Tendering Shares" in the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

        Inquiries you may have and requests for additional copies of the enclosed materials may be directed to Morrow & Co., Inc., the Information Agent, at the address appearing on the back page of the Offer to Purchase.

                      Very truly yours,
                      Trilogy, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, TRILOGY, INC., THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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  Exhibit (a)(1)(D)
OFFER TO PURCHASE FOR CASH All Outstanding Shares of Common Stock of VERSATA, INC. at $0.40 Net Per Share Pursuant to the Offer to Purchase Dated December 16, 2005 by TRILOGY, INC.